Exhibit 5(b)

                                  REID & PRIEST
                               40 WEST 57TH STREET
                            NEW YORK, NEW YORK  10011
                                                          (212) 603-2000


                                      New York, New York
                                      May 23, 1994


   Northwest Natural Gas Company
   One Pacific Square
   220 N.W. Second Avenue
   Portland, Oregon  97209

   Dear Sirs:

             With respect to the Registration Statement to be filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the "Act"), on or about the date hereof, contemplating the issuance and sale by Northwest Natural Gas Company (the "Company") from time-to-time, of $60,000,000 of its First Mortgage Bonds (the "New Bonds") and/or Common Stock (the "New Common Stock"), we are of the opinion that:

   1. The Company is a corporation duly organized and validly existing under the laws of the State of Oregon.

   2. All action necessary to make the New Bonds legally issued and valid and binding obligations of the Company will have been taken when:

        (i) The Company's Registration Statement on Form S-3 shall have become effective under the Act;

        (ii) The Oregon Public Utility Commission and the Washington Utilities and Transportation Commission shall have issued appropriate orders authorizing the issuance and sale of the New Bonds by the Company;

       (iii) A Supplemental Indenture to the Company's Mortgage and Deed of Trust with respect to the New Bonds shall have been executed and delivered by the Company and the trustee;

        (iv) The Company's Board of Directors or the Executive Committee thereof and its officers and agents shall have taken such action as may be necessary to (i) determine the specific terms of the New Bonds, and (ii) authorize the issuance and sale of the New Bonds on the terms set forth in or contemplated by the Registration Statement; and

        (v) The New Bonds shall have been executed and delivered by the Company for the consideration contemplated in the Registration Statement and authenticated by the trustee.

   3. The New Common Stock will be legally issued, fully paid and non-assessable:

        (i) The Company's Registration Statement on Form S-3 shall have become effective under the Act;

        (ii) The Company's Board of Directors or the Executive Committee thereof shall have taken appropriate action with respect to the issuance and sale of the New Common Stock;

       (iii) The issuance of the New Common Stock shall have been authorized by the Oregon Public Utility Commission and the Washington Utilities and Transportation Commission; and

        (iv) The New Common Stock shall have been issued and delivered for the consideration contemplated in the Registration Statement.

             We are members of the Bar of the State of New York and do not hold ourselves out as experts on the laws of any other state. As to all matters relating to the laws of Oregon and Washington, we have relied upon an opinion of even date herewith, addressed to you by Bruce B. Samson, Esq., General Counsel for the Company, which is filed as an exhibit to the Registration Statement.

             We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the use of our name therein.

                                 Very truly yours,



                                 REID & PRIEST